Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES RESULTS TO DATE
AND EXTENSION OF SENIOR NOTES EXCHANGE

FRISCO, TEXAS, August 29, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced the results to date and an extension to its previously announced offer to exchange any and all of its existing senior notes for three new series of secured notes and, in the case of the Company's 10% Senior Secured Notes due 2020, warrants exercisable for the Company's common stock, upon the terms and subject to the conditions set forth in the Registration Statement on Form S-4 filed on August 1, 2016 with the Securities and Exchange Commission (the "SEC"), as amended and supplemented (the "Exchange Offer").
Comstock has been advised that, as of the close of business on August 26, 2016, the following aggregate principal amount of its outstanding senior notes had been validly tendered to the exchange agent by the holders thereof:
Senior Notes	Aggregate Principal Amount Tendered (in millions)	% of Aggregate Principal Amount Outstanding
10% Senior Secured Notes due 2020	$591.0	84.4%
7¾% Senior Notes due 2019	$265.4	92.0%
9½% Senior Notes due 2020	$168.9	96.7%

Comstock has extended the previously announced Early Tender Date and Expiration Date of 11:59 p.m., New York City time, on Friday, August 26, 2016, to the new Early Tender Date and Expiration Date of 11:59 p.m., New York City time, on Friday, September 2, 2016.  Accordingly, holders who have tendered and not validly withdrawn their existing notes prior to the new Early Tender Date and Expiration Date will be eligible to receive the Exchange Consideration shown below:
Notes to be Tendered	Aggregate Principal Amount Outstanding (in millions)	Exchange Consideration per $1,000 Principal Amount of Notes Tendered by September 2, 2016
10% Senior Secured Notes due 2020	$700.0	$1,000 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock
7¾% Senior Notes due 2019	$288.5	$1,000 principal amount of 7¾% Second Lien Convertible PIK Notes due 2019
9½% Senior Notes due 2020	$174.6	$1,000 principal amount of 9½% Second Lien Convertible PIK Notes due 2020

In addition, Comstock announced that it is amending the Exchange Offer so that it is now conditioned on holders of (x) 67% of the outstanding principal amount of the existing senior secured notes and (y) 90% of the outstanding principal amount of the existing 2019 notes and 2020 notes (on a combined basis) having tendered and not validly withdrawn their old notes by the withdrawal deadline, as opposed to the previous condition of 90% of both classes of notes.  Comstock is also amending the Exchange Offer to include an option for the holders of the new second lien convertible notes to purchase the new senior secured notes during an event of default, subject to certain terms and conditions set forth in the Junior Lien Intercreditor Agreement.
A prospectus supplement dated August 29, 2016, which describes the extension and amendment, has been filed with the SEC.  The supplement, the Company's previous supplements dated August 15, 2016 and August 22, 2016 and the original prospectus may also be viewed by going to the Company's website at Prospectuses or on the SEC's website at www.sec.gov.  Except as described above and as contained in the prospectus supplement, all terms and conditions of the Exchange Offer continue in effect.  If you have previously tendered your existing notes, you do not need to take any further action in order to receive the benefit of the amendment.
BofA Merrill Lynch is acting as dealer manager in connection with the Exchange Offer. Holders of the notes may contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or collect at (980) 388-4813 or (646) 855-2464 with any questions they may have regarding the Exchange Offer. D.F. King & Co., Inc. is serving as information and exchange agent for the Exchange Offer. You should direct questions, requests for assistance and requests for copies of the prospectus and letter of transmittal to the agent at (212) 269-5550 (for banks and brokers) or (877) 732-3619 (toll free) (all others).

Important Information about the Exchange Offer

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any security, nor is it a substitute for the registration statement and Exchange Offer materials that the Company has filed with the SEC.  An exchange offer will only be made by means of the prospectus, prospectus supplements, letter of transmittal and certain other Exchange Offer documents.
Security holders are strongly urged to carefully review the registration statement, the preliminary prospectus, the prospectus supplements and the other related documents and materials (as they may be amended or supplemented from time to time) filed with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they will contain important information about the Company, the Exchange Offer and are the sole means by which any offer to exchange or any solicitation of any such offer, will be made.
The registration statement contains a preliminary prospectus, prospectus supplements and related transmittal materials that have been or are being delivered to holders of the notes.  Investors and security holders may obtain a free copy of the registration statement, preliminary prospectus, prospectus supplements and transmittal materials, as well as other documents filed by the Company with the SEC, at the SEC's website, www.sec.gov.  Free copies of the Company's filings with the SEC have been made available on the Company's website, www.comstockresources.com, or may be obtained by making a request directly to the Company by phone at 972-668-8800, or in writing to the Company's corporate offices at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attention: Mr. Roland Burns, President, Chief Financial Officer and Corporate Secretary.
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Comstock Resources, Inc. is an independent energy Company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.